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                                                                    EXHIBIT 23.2


                            [LETTERHEAD OF KPMG LLP]



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Wells Fargo & Company

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (No. 333-37862 relating to the acquisition of First Security Corporation) of Wells Fargo & Company (the "Company") of our report dated January 18, 2000, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the Company's December 31, 1999 Annual Report on Form 10-K.

/s/ KPMG LLP

San Francisco, California
October 25, 2000